Exhibit 99.1

Press Release

Trimeris Reports Financial Results for the First Quarter 2009

DURHAM, N.C.--(BUSINESS WIRE)--May. 8, 2009-- Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the quarter ended March 31, 2009, reporting net income of $2.1 million, or $0.10 per share compared with $2.3 million, or $0.10 per share for the quarter ended March 31, 2008. This result was primarily driven by decreased FUZEON sales and an increase in tax expense offset, in part, by reduced operating expenses and a credit to cost of goods sold included in collaboration income.

Royalty revenue for the quarter ended March 31, 2009 was $2.0 million compared with $2.8 million for the quarter ended March 31, 2008. This decrease was driven by a decrease in net FUZEON sales outside the U.S. and Canada. Net sales of FUZEON outside the U.S. and Canada for the first quarter of 2009 were $17.8 million, down 31 percent from $25.7 million in the first quarter of 2008.

Collaboration income for the quarters ended March 31, 2009 and March 31, 2008 was $2.4 million for each quarter. The decrease in net sales of FUZEON in the U.S and Canada in 2009 was offset primarily by decreased selling and marketing expenses and a credit to cost of goods sold of $1.1 million (see note 1 to the Statement of Operations). Net sales of FUZEON in the U.S. and Canada for the first quarter of 2009 were $10.0 million, down 41 percent from $17.0 million in the first quarter of 2008.

Operating expenses for the quarter ended March 31, 2009 were $1.4 million compared with $2.7 million for the quarter ended March 31, 2008. This decrease was primarily driven by a decrease in research and development expenses as the Company no longer staffs any research and development functions.

The income tax provision for the quarter ended March 31, 2009 was $1.0 million compared with $257,000 for the quarter ended March 31, 2008. This increase was driven by an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended, which occurred in December 2008. The effects of this ownership change were the imposition of a $457,000 annual limitation on the use of net operating loss carryforwards, tax credits and built-in loss items attributable to periods before the change. Earnings over the annual limitation will now be subject to corporate income taxes.

Cash, cash equivalents and investment securities available-for-sale totaled $33.1 million at March 31, 2009, compared to $31.6 million at December 31, 2008.

Wholesaler Inventory

Historically in the U.S. the Company has observed that wholesaler inventory levels of FUZEON generally increase at the end of the fourth quarter; that is wholesaler inventory levels generally are above the average wholesaler inventory of approximately 25 days.

Based on information provided by Roche, our collaboration partner, we believe average wholesaler inventory at the end of 2008 was approximately 53 days but that by March 31, 2009 the wholesaler inventory had returned to the average of 25 days. The Company believes that the decrease in wholesaler inventory impacted sales for the first quarter of 2009.

2009 Guidance

The Company updated its guidance that it expects its total operating expenses in 2009 to be in the range of $4.5 million to $6.0 million.

Earnings Conference Call

The Company announced today that it will not be conducting a conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.
Trimeris, Inc. Statements of Operations [in thousands, except per share amounts]

	Three Months Ended March 31, (unaudited)
	2009	2008
Milestone revenue	$66	$ 66
Royalty revenue	1,969	2,840
Collaboration income [1]	2,442	2,392
Total revenue and collaboration income	4,477	5,298

Operating expenses:

Research and development expense	-	1,429
General and administrative expense	1,457	1,692
Gain on sale of equipment	(23)	(418)
Total operating expenses	1,434	2,703

Operating income	3,043	2,595

Other income (expense)
Interest income	164	822
Gain (loss) on investments	34	(738)
Interest/accretion expense	(64)	(94)
Total other income (expense)	134	(10)

Income before income taxes	3,177	2,585
Income tax provision	1,044	257

Net income	$2,133	$ 2,328

Basic net income per share	$0.10	$ 0.11

Diluted net income per share	$0.10	$ 0.10

Weighted average shares outstanding - basic	22,249	22,167

Weighted average shares outstanding - diluted	22,249	22,252

Notes:

[1] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our Development and License Agreement with F.Hoffmann-La Roche, LTD ("Roche") our collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

On January 1, 2009, we adopted Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") Issue Number 07-1 "Accounting for Collaborative Arrangements." As a result, all development expenses generated at Roche related to FUZEON are included in our collaboration income. For the three months ended March 31, 2009 and 2008, our share of the development expenses of $292,000 and $290,000, respectively, was included in our collaboration income. In previous periods, such expenses were included in research and development expenses and have been reclassified to conform to the current presentation.

We have exercised our rights under the Development and License Agreement and entered into negotiations with Roche related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009. Accordingly, we cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future. Although active discussions are on-going, we cannot be certain when a final resolution will be reached. Depending upon the resolution of our negotiations with Roche, cost of goods sold may significantly increase.

During 2008, we recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and Trimeris. Recently, Roche informed us that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million has been recorded as a credit to cost of goods sold for the first quarter of 2009. Trimeris' share of this credit was $1.1 million. We are disputing with Roche the remainder of the excess capacity charges for 2008. The resolution of this dispute may result in an additional credit to cost of goods sold for the collaboration in the amount of $1.9 million.

Trimeris, Inc. Condensed Balance Sheets [$ in thousands]

	March 31, 2009 (unaudited)	December 31, 2008
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$31,340	$28,750
Other current assets	4,623	3,334
Total current assets	35,963	32,084
Long-term investment securities available-for-sale	1,798	2,827
Total other assets	9,402	9,301
Total assets	$47,163	$44,212
Liabilities and Stockholders' Equity
Total current liabilities	$4,025	$3,541
Long term portion of deferred revenue	1,238	1,304
Accrued marketing costs	18,335	18,271
Accrued compensation - long-term	13	74
Total liabilities	23,611	23,190

Total stockholders' equity	23,552	21,022
Total liabilities and stockholders' equity	$47,163	$44,212
FUZEON Net Sales (Recognized by Roche, our collaborative partner) [$ in millions]

	Three Months Ended March 31, (unaudited)
	2009	2008

United States and Canada	$10.0	$17.0
Rest of World	17.8	25.7
Worldwide Total	$27.8	$42.7

Source: Trimeris, Inc.

Trimeris, Inc.
Andrew Graham, Chief Financial Officer
919-806-4682